Exhibit 10.1

FUNDING AGREEMENT

BETWEEN:	RAB Investments AG
Untermuehli 7, 6300 Zug, Switzerland
(Hereinafter referred to as "RAB")

AND:	Defense Technologies International Corp.
4730 South Fort Apache Road, Ste. 300, Las Vegas, NV 89147.
(Hereinafter referred to as "DTII")

WHEREAS 'RAB' is a present Shareholder/Lender of DTII, and

WHEREAS 'RAB' is willing to lend further funding to DTII, and

WHEREAS such funds shall be used explicit for the production of the PASSIVE SECURITY SCAN system as licensed by DTII.

WHEREAS DTII has the exclusive world-wide licenses to produce and market the PASSIVE SECURITY SCAN system, and

WHEREAS DTII developed a working prototype of the PASSIVE SECUTIY SCAN system and is ready to start production and marketing.

THEREFORE the above parties herewith agree to following funding subject to following terms and conditions:

1)	RAB shall provide a minimum of $50,000 to a maximum of $150,000 to be funded in tranches of minimum $25,000.

2)	The funding shall be based on 'Best Efforts Basis'.

3)	The funding shall commence within 10 days of the filing of the 10K per April 30, 2017 due on or before July 31, 2017.

4)
The funding shall be done through the means of loans with convertible notes at a discount of 25% on the prior 10 days average trading value of its common stock calculated at the time of conversion. The loan/s may be converted in tranches or in its entirety, provided however that the total loan/s shall be converted at the same rate of the first conversion.

5)	DTII must be in good standing within all applicable laws and the rules and regulations of the SEC.

6)	DTII must be current in all its filings at all times.

7)
DTII and RAB shall do and execute all such acts as are deemed necessary under the laws of the State of Delaware and as required under the Rules and Regulations of the US SEC to fully execute this Agreement.

8)
If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be continued and enforced as if such illegal, invalid or unenforceable provision were never a part hereof and in lieu of such provision, there shall be added automatically as part of his Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to make such provision legal, valid and enforceable.

9)
This Agreement is being executed without the benefit of legal counsel, provided however, the parties to this Agreement may at their cost submit this Agreement to legal counsel for revision to give it proper and legal effect, provided however, the content and spirit of the Agreement shall not be changed and provided that such revision shall be done on or before 45 days from date of this Agreement.

10)	Each party to this Agreement agrees to do all such other actions and execute such other documents deemed necessary to give full effect to this Agreement.

11)	This Agreement shall endure to the benefit and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, associates and assigns.

12)	This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware with place of Jurisdiction being Salt Lake County, Utah.

IN WITNESS WHEREOF, the parties hereto executed this Agreement as on this 24th day of  July, 2017.

 Defense Technologies International Corp.

 RAB Investments AG

 __________________________________
 Daniel Lacher, President